As filed with the Securities and Exchange Commission on July 6, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tallgrass Energy, LP

(Exact name of registrant as specified in its charter)

Delaware	47-3159268
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Christopher R. Jones

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mollie Duckworth

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

(512) 322-2551

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered / Proposed maximum offering price per security / Proposed maximum aggregate offering price / Amount of registration fee(1)
Class A shares representing limited partner interests	—	—	—	—
Preferred shares representing limited partner interests	—	—	—	—
Partnership Securities representing limited partner interests	—	—	—	—

(1)	An indeterminate aggregate initial offering price or principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) of the Securities Act, as amended, the registrant is deferring payment of all of the registration fee.

PROSPECTUS

Tallgrass Energy, LP

Class A Shares

Preferred Shares

Partnership Securities

We or selling security holders may offer, from time to time, in one or more series, the following securities under this prospectus:

•	Class A shares representing limited partner interests in Tallgrass Energy, LP;

•	Preferred shares representing limited partner interests in Tallgrass Energy, LP; and

•	Partnership Securities representing limited partner interests in Tallgrass Energy, LP.

We or selling security holders may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. We or selling security holders may offer the securities in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or selling security holders will offer these securities. The specific terms of any securities we or selling security holders offer will be included in one or more supplements to this prospectus. Such prospectus supplements will describe the specific manner in which we or selling security holders will offer the securities and also may add, update or change information contained in this prospectus.

You should read this prospectus and any prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our Class A shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “TGE.” We will provide information in the prospectus supplement for the trading market, if any, for any other securities we or selling security holders may offer.

Limited partnerships are inherently different than corporations, and investing in our securities involves risks. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under “Risk Factors” on page 4 of this prospectus and in the applicable prospectus supplement and in the documents incorporated by herein and therein before you make any investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 6, 2018

You should rely only on the information we have provided or incorporated by reference in this prospectus. We have not authorized any person to provide you with additional or different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we or selling security holders may over time, in one or more offerings, offer and sell securities described in this prospectus. This prospectus provides you with a general description of us and the securities offered under this prospectus.

Each time we or selling security holders sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities being offered. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. For additional information about our business, operations and financial results, please read the documents incorporated by reference herein as described below in the section entitled “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus to the following terms have the meanings set forth below:

•	“our,” “we,” “us” or “TGE” refers to Tallgrass Energy, LP (NYSE: TGE) in its individual capacity or to Tallgrass Energy, LP and its consolidated subsidiaries collectively, as the context requires;

•	“shares” refers to the Class A shares and Class B shares representing limited partner interests in us, and references to our “shareholders” refer to the persons holding such limited partner interests;

•	“our general partner” refers to Tallgrass Energy GP, LLC, the general partner of Tallgrass Energy, LP;

•	our “partnership agreement” refers to the Second Amended and Restated Agreement of Limited Partnership of Tallgrass Energy, LP, as may be amended from time to time;

•	“TEP” refers to Tallgrass Energy Partners, LP in its individual capacity or to Tallgrass Energy Partners, LP and its subsidiaries collectively, as the context requires;

•	“TEP GP” refers to Tallgrass MLP GP, LLC, the general partner of TEP and holder of a non-economic general partner interest in TEP;

•	“Tallgrass Equity” refers to Tallgrass Equity, LLC, which owns a 100% membership interest in TEP GP and an indirect 100% limited partner interest in TEP, consisting of: (i) a 99.9% direct limited partner interest in TEP and (ii) a 0.1% indirect limited partner interest in TEP held by its wholly owned subsidiary, Holdco;

•	“Holdco” refers to Tallgrass Equity Investments, LLC, a Delaware limited liability company and wholly owned subsidiary of Tallgrass Equity, which holds a 0.1% limited partner interest in TEP;

•	“Holdings” refers to Tallgrass Energy Holdings, LLC, a Delaware limited liability company and sole member of our general partner, in its individual capacity or to Tallgrass Energy Holdings, LLC and its subsidiaries and affiliates, other than our general partner, us and our consolidated affiliates, as the context requires. Holdings is the owner of our general partner;

•	“Kelso” refers to Kelso & Company in its individual capacity or to Kelso & Company, its affiliated investment funds and any investment vehicles controlled by Kelso & Company that are formed to directly or indirectly hold interests in Tallgrass Equity, Holdings and other entities under Holdings’ control, as the context requires;

•	“EMG” refers to The Energy & Minerals Group in its individual capacity or to The Energy & Minerals Group, its affiliated investment funds and any investment vehicles controlled by The Energy & Minerals Group that are formed to directly or indirectly hold interests in Tallgrass Equity, Holdings and other entities under Holdings’ control, as the context requires;

•	“Tallgrass KC” refers to Tallgrass KC, LLC, which is an entity owned by certain members of our management; and

•	“Exchange Right Holders” refers to certain persons, including Kelso, EMG and Tallgrass KC, that collectively own 100% of our outstanding Class B shares and an approximate 45.22% membership interest in Tallgrass Equity. The Exchange Right Holders are entitled to exercise the right to exchange units of Tallgrass Equity, or “Tallgrass Equity units,” together with an equivalent number of Class B shares, for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged.

TALLGRASS ENERGY, LP

Overview

We are a growth-oriented company that owns, operates, acquires and develops midstream energy assets in North America. Our operations are located in and provide services to certain key United States hydrocarbon basins, including the Denver-Julesburg, Powder River, Wind River, Permian and Hugoton-Anadarko Basins and the Niobrara, Mississippi Lime, Eagle Ford, Bakken, Marcellus and Utica shale formations.

Our operations are conducted directly and indirectly through, and our operating assets are owned by, our subsidiaries, including Tallgrass Equity, in which we own an approximate 54.78% controlling membership interest as of July 2, 2018. Our general partner is responsible for conducting our business and managing our operations. However, Holdings effectively controls our business and affairs through the exercise of its rights as the sole member of our general partner, including its right to appoint members to the board of directors of our general partner.

Executive Offices

Our executive offices are located at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211, and our telephone number is (913) 928-6060. Our website is located at www.tallgrassenergy.com. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before you invest in our securities, you should carefully consider the risks described in our filings with the SEC referred to under the heading “Where You Can Find More Information,” as well as the risks included and incorporated by reference in this prospectus, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, each as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline, and you could lose all or part of your investment. Please read “Forward-Looking Statements.” When we or selling security holders offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements concerning our operations, economic performance and financial condition. Forward-looking statements give our current expectations and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus include our expectations of plans, strategies, objectives, growth and anticipated financial and operational performance, including guidance regarding our infrastructure programs, revenue projections, capital expenditures and tax position. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe that we have chosen these assumptions or bases in good faith and that they are reasonable. However, when considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include:

•	our ability to pay distributions to our Class A shareholders;

•	our expected receipt of, and amount of, distributions from Tallgrass Equity;

•	our ability to complete and integrate acquisitions;

•	the demand for our services, including crude oil transportation, storage, and terminalling services; natural gas transportation, storage, gathering and processing services; and water business services, as well as our ability to successfully contract or re-contract with its customers;

•	large or multiple customer defaults, including defaults resulting from actual or potential insolvencies;

•	our ability to successfully implement our business plan;

•	changes in general economic conditions;

•	competitive conditions in our industry;

•	the effects of existing and future laws and governmental regulations;

•	actions taken by governmental regulators of our assets, including the Federal Energy Regulatory Commission;

•	actions taken by third-party operators, processors and transporters;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	the level of production of crude oil, natural gas and other hydrocarbons and the resultant market prices of crude oil, natural gas, natural gas liquids, and other hydrocarbons;

•	the availability and price of natural gas and crude oil, and fuels derived from both, to the consumer compared to the price of alternative and competing fuels;

•	competition from the same and alternative energy sources;

•	energy efficiency and technology trends;

•	operating hazards and other risks incidental to transporting, storing, gathering and terminalling crude oil; transporting, storing, gathering and processing natural gas; and transporting, gathering and disposing of water produced in connection with hydrocarbon exploration and production activities;

•	environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in tax laws, regulations and status;

•	the effects of future litigation; and

•	certain factors discussed elsewhere in this prospectus.

Forward-looking statements speak only as of the date on which they are made. While we may update these statements from time to time, we are not required to do so other than pursuant to the securities laws.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general partnership purposes, which may include, among other things:

•	paying or refinancing all or a portion of our indebtedness outstanding at the time; and

•	funding working capital, capital expenditures or acquisitions.

Unless the applicable prospectus supplement indicates otherwise, we will not receive any proceeds from the sale of securities by selling security holders.

The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

(in thousands, except ratio data)

The table below sets forth our ratio of earnings to fixed charges, including the calculation of such ratio, for the periods indicated.

	TGE(1)
	Three Months Ended March 31, 2018	Year Ended December 31,
		2017	2016	2015	2014	2013
Earnings from continuing operations before fixed charges:
Pre-tax income from continuing operations before earnings from unconsolidated affiliates	$52,603	$195,333	$213,249	$190,312	$64,169	$12,971
Fixed charges	30,635	93,596	56,218	28,254	11,626	13,360
Amortization of capitalized interest	25	80	65	66	35	—
Distributed earnings from unconsolidated affiliates	67,059	237,192	54,449	3,096	1,280	—
less: Capitalized interest	(577)	(964)	(471)	(811)	(1,025)	(242)

Earnings from continuing operations before fixed charges	$149,745	$525,237	$323,510	$220,917	$76,085	$26,089

Fixed charges:
Interest expense, net of capitalized interest	28,628	84,500	41,668	16,824	7,648	11,264
Capitalized interest	577	964	471	811	1,025	242
Estimate of interest within rental expense (33.3%)	84	3,148	10,032	8,615	1,574	109
Amortization of debt costs	1,346	4,984	4,047	2,004	1,379	1,745

Total fixed charges	$30,635	$93,596	$56,218	$28,254	$11,626	$13,360

Ratio of earnings to fixed charges(2)	4.89	5.61	5.75	7.82	6.54	1.95

(1)	TGE, through its interests in TEP, closed the acquisitions of Tallgrass Terminals, LLC (“Terminals”) and Tallgrass NatGas Operator, LLC (“NatGas”) effective January 1, 2017. As these acquisitions were considered transactions between entities under common control, and changes in reporting entity, financial information presented prior to January 1, 2017 has been recast to include Terminals and NatGas.
(2)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income or loss from continuing operations before earnings from unconsolidated affiliates, plus fixed charges, plus distributed earnings from unconsolidated affiliates, less capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of deferred loan costs, and an estimate of the interest within rental expense.

DESCRIPTION OF CLASS A SHARES AND CLASS B SHARES

Our Share Structure

Our Class A shares and Class B shares represent limited partner interests in us. The holders of our shares, voting together as a single class, are entitled to exercise the rights or privileges available to limited partners under our partnership agreement, but only holders of our Class A shares are entitled to participate in our distributions. For a description of the rights and preferences of holders of our Class A shares in and to our distributions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “Description of Our Partnership Agreement.”

Our Class A shares are listed on the New York Stock Exchange under the symbol “TGE.”

Exchange Right

The Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged, which we refer to as the Exchange Right. The Exchange Right may be exercised only if, simultaneously therewith, an equal number of our Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party.

For purposes of any transfer or exchange of Tallgrass Equity units owned by the Exchange Right Holders and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement contain provisions effectively linking each such Tallgrass Equity unit with one of our Class B shares. Class B shares cannot be transferred without transferring an equal number of Tallgrass Equity units and vice versa.

The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Transfer of Class A Shares and Class B Shares

By transfer of our Class A shares and Class B shares in accordance with our partnership agreement, each transferee of our Class A shares and Class B shares will be admitted as a shareholder with respect to the class of shares transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our Class A shares and Class B shares:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•	gives the consents and approvals contained in our partnership agreement.

A transferee will become a substituted limited partner for the transferred shares automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a Class A share or Class B share as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Class A shares and Class B shares are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred shares.

Until a Class A share or Class B share has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the share as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

For purposes of any transfer or exchange of Tallgrass Equity units and our Class B shares, the Tallgrass Equity limited liability company agreement and our partnership agreement contain provisions linking each Tallgrass Equity unit with one of our Class B shares. Please read “—Exchange Right” above.

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our Class A Shares. We will pay all fees charged by the transfer agent for transfers of our shares except the following that must be paid by shareholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a share; and

•	other similar fees or charges.

There will be no charge to holders of Class A shares for disbursements of our cash distributions. Tallgrass Equity will indemnify the transfer agent and its directors, officers, employees, affiliates and agents against any actions, claims, losses, liability or reasonable expenses (including legal and other fees and expenses) incurred by or asserted against the indemnified person or entity arising out of or in connection with entering into the agreement with the transfer agent, the performance of the transfer agent’s duties thereunder or the enforcement of the indemnity under the agreement with the transfer agent, except for such losses, liabilities or expenses incurred as a result of the indemnified person’s or entity’s gross negligence, bad faith or willful misconduct.

Resignation or Removal

Under certain circumstances, the transfer agent may resign by notice to us or be removed by us. The transfer agent will assist with the transfer of records to the successor in a diligent and professional manner. If no successor has been appointed, our general partner may act as the transfer agent and registrar until a successor is appointed.

DESCRIPTION OF PREFERRED SHARES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our Class A shares are not entitled. As of the date of this prospectus, we have no preferred shares outstanding.

Should we offer preferred shares under this prospectus, a prospectus supplement relating to the particular series of preferred shares offered will include the specific terms of those preferred shares, including, among other things, the following:

•	the designation, stated value, and liquidation preference of the preferred shares and the number of preferred shares offered;

•	the initial public offering price at which the preferred shares will be issued;

•	any conversion or exchange provisions of the preferred shares;

•	any redemption or sinking fund provisions of the preferred shares;

•	the distribution rights of the preferred shares, if any;

•	a discussion of any additional or different material U.S. federal income tax considerations relating to the purchase, ownership or disposition of the preferred shares; and

•	any additional rights, preferences, privileges, limitations, and restrictions of the preferred shares.

DESCRIPTION OF PARTNERSHIP SECURITIES

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities on the terms and conditions established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our Class A shares are not entitled.

The following is a description of the general terms and provisions of our partnership securities. The particular terms of any series of partnership securities will be described in the applicable prospectus supplement and the amendment to our partnership agreement, if necessary, relating to that series of partnership securities, which will be filed as an exhibit to or incorporated by reference into this prospectus at or before the time of issuance of any such series of partnership securities. If so indicated in a prospectus supplement, the terms of any such series may differ from the terms set forth below.

Our general partner is authorized to approve the issuance of one or more series of partnership securities without further authorization of the limited partners and to fix the number of securities, the designations, rights, privileges, restrictions and conditions of any such series.

The applicable prospectus supplement will set forth the number of securities, particular designation, relative rights and preferences and the limitations of any series of partnership securities in respect of which this prospectus is delivered. The particular terms of any such series may include the following:

•	the maximum number, if any, of securities to constitute the series and the designation and ranking thereof;

•	the distribution rate, if any, on securities of the series, whether such rate is fixed or variable or both, the dates from which distributions will begin to accrue or accumulate, whether distributions will be cumulative and whether such distributions will be paid in cash, securities or otherwise;

•	whether the securities of the series will be redeemable and, if so, the price and the terms and conditions on which the securities of the series may be redeemed, including the time during which securities of the series may be redeemed and any accumulated distributions thereof that the holders of the securities of the series will be entitled to receive upon the redemption thereof;

•	the liquidation preference, if any, applicable to securities of the series;

•	the terms and conditions, if any, on which the securities of the series will be convertible into, or exchangeable for, securities of any other class or classes of partnership securities, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same; and

•	the voting rights, if any, of the securities of the series.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Summaries of the following provisions of our partnership agreement are located elsewhere in this prospectus, as follows:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Related to Cash Distributions”;

•	with regard to the rights of holders of Class A shares and Class B shares, please read “Description of Class A Shares and Class B Shares”; and

•	with regard to certain tax matters relating to the Class A shares, please read “Material U.S. Federal Income Tax Consequences.”

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, our partnership agreement and the Delaware Act. We urge you to read our partnership agreement in its entirety for a complete description of the rights of holders of Class A shares. We filed our partnership agreement as Exhibit 3.3 to our Current Report on Form 8-K, filed with the SEC on July 2, 2018.

When used in this “Description of Our Partnership Agreement,” references to the Exchange Right Holders include certain transferees in private, non-exchange transactions.

Organization and Duration

We were formed in February 2015 and have a perpetual existence.

Purpose

Under our partnership agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Our general partner has the ability to cause us, our affiliates and our subsidiaries to engage in such business activities, but it may decline to do so free of any fiduciary duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interest of us or our shareholders. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business, including but not limited to the following:

•	the making of expenditures and the incurrence of debt and other obligations;

•	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets or the merger or other combination of us with or into another person;

•	the negotiation, execution and performance of contracts;

•	the distribution of our cash;

•	the purchase, sale or other acquisition or disposition of our partnership securities or the issuance of partnership securities or options or other rights relating thereto; and

•	any action in connection with our participation and management of our subsidiaries.

For a further description of limits on our business, please read “Certain Relationships and Related Party Transactions.”

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•	arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among shareholders or of shareholders to us, or the rights or powers of, or restrictions on, the shareholders or us);

•	brought in a derivative manner on our behalf;

•	asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner to us or the shareholders;

•	asserting a claim arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act, or the Delaware Act; or

•	asserting a claim governed by the internal affairs doctrine

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings found in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing our securities, a shareholder is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a shareholder does not participate in the operation, management or control of our business within the meaning of the Delaware Act and that he or it otherwise acts in conformity with the provisions of our partnership agreement, liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he or it is obligated to contribute to us for his or its shares plus his or its pro rata share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the shareholders as a group:

•	to remove or replace our general partner;

•	to approve some amendments to our partnership agreement; or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Act, then our shareholders could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the shareholder is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a shareholder were to lose limited liability through any fault of our general partner. Although this does not mean that a shareholder could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Limitations on the liability of limited partners for the obligations of a limited partner (or in our case, a shareholder) have not been clearly established in many jurisdictions. Although we currently have no operations distinct from our controlling membership interest in Tallgrass Equity, if in the future, by our ownership in an operating company or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the shareholders as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the shareholder could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the shareholders.

Limited Voting Rights

Our general partner manages us and our operations. You will have only limited voting rights on matters affecting our business. You will not have the right to elect our general partner or its directors on an annual or other continuing basis.

The following is a summary of the shareholder vote required for the matters specified below. On all matters where our shareholders are entitled to vote, the Class A shares and Class B shares will vote together as a single class and will be entitled to one vote per share. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage. In voting their shares, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the shareholders, including any duty to act in good faith or in the best interests of us or the shareholders.

Issuance of additional shares (or other partnership securities)	No voting or approval right. Please read “—Issuance of Additional Securities.”

Amendment of our partnership agreement	Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. Certain amendments may be made by our general partner without the approval of our shareholders. Other amendments generally require the approval of a majority of our outstanding shares. Please read “—Amendments to Our Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	A majority of our outstanding shares in certain circumstances. Please read “—Merger, Sale or Other Disposition of Assets.”

Dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Reconstitution upon dissolution	A majority of our outstanding shares. Please read “—Termination or Dissolution.”

Withdrawal of our general partner	No voting or approval right. Please read “—Withdrawal or Removal of the General Partner.”

Removal of our general partner	Not less than 80% of our outstanding shares. Please read “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	No voting or approval right. Please read “—Transfer of General Partner Interest.”

Unless otherwise indicated, “outstanding shares” includes shares held by our general partner, the Exchange Right Holders and their respective affiliates.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of our shareholders.

It is possible that we will fund acquisitions through the issuance of additional shares or other equity securities. Holders of any additional shares we issue may be entitled to share equally with the then-existing shareholders in our cash distributions made following the date such holders become holders of record of the additional shares. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of shares in our net assets.

In accordance with the Delaware Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have special voting rights to which the Class A shares and Class B shares are not entitled.

Additionally, the Exchange Right Holders and any permitted transferees of their Tallgrass Equity units will each have the right to exchange all or a portion of their Tallgrass Equity units for Class A shares at an exchange ratio of one Class A share for each Tallgrass Equity unit exchanged (the “Exchange Right”). The Exchange Right may be exercised only if, simultaneously therewith, an equal number of TGE Class B shares are transferred by the exercising party to us. Upon such exchange, we will cancel the Class B shares received from the exercising party. When a Tallgrass Equity unit held by an Exchange Right Holder is exchanged for a Class A share, we will receive the Tallgrass Equity unit in order to maintain the one-for-one exchange ratio between the Tallgrass Equity units and Class B shares, on the one hand, and Class A shares, on the other hand.

Amendments to Our Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment to our partnership agreement and may decline to do so free of any duty or obligation whatsoever to us or our shareholders, including any duty to act in good faith or in the best interests of us or our shareholders. To adopt a proposed amendment, other than the amendments discussed below, our general partner must seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding shares.

Prohibited Amendments

No amendment may be made that would:

(1)	enlarge the obligations of any shareholder without its consent, unless approved by at least a majority of the type or class of shareholder interests so affected; or

(2)	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in clauses (1) or (2) above can be amended upon the approval of the holders of at least 90% of the outstanding shares.

No Shareholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any shareholder or assignee to reflect:

(1)	any change in our name, the location of our principal place of business, our registered agent or its registered office;

(2)	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3)	a change that our general partner determines to be necessary or appropriate to qualify or continue the qualification of our partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state;

(4)	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

(5)	an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities;

(6)	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(7)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

(8)	an amendment that our general partner determines to be necessary or appropriate for the formation by us, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

(9)	a change in our fiscal year or taxable year and related changes;

(10)	a merger with or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance, provided that the sole purpose of such merger is to effect a legal change into a different form of limited liability entity; or

(11)	any other amendments substantially similar to any of the matters described in (1) through (10) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any shareholder or assignee if those amendments, in the discretion of our general partner:

•	do not adversely affect our shareholders (or any particular class of holders of partnership interests) in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of our shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which our shares are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of shares under the provisions of our partnership agreement; or

•	are required to effect the intent of the statements contained in this prospectus and in the provisions of our partnership agreement or as are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Shareholder Approval

Any amendment described as requiring shareholder approval will require an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our shareholders. Our general partner will not be required to obtain such an opinion of counsel for any of the amendments described above under “—Amendments to Our Partnership Agreement” “—No Shareholder Approval.” In the absence of such an opinion where required, the approval of 90% of the outstanding shares is required for an amendment to become effective.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding shares in relation to other classes of shares will require the approval of at least a majority of the type or class of shares so affected. Also, any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of shareholders whose aggregate outstanding shares constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement generally prohibits our general partner, without the prior approval of a majority of our outstanding shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval.

A merger, consolidation or conversion of us requires the prior consent of our general partner. In addition, our partnership agreement provides that, to the maximum extent permitted by law, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion of us and may decline to do so free of any duty or obligation whatsoever to us, or any of our shareholders. Further, in declining to consent to a merger, consolidation or conversion, our general partner will not be required to act in good faith or pursuant to any other standard imposed by our partnership agreement, any other agreement, under the Delaware Act or any other law, rule or regulation or at equity.

If conditions specified in our partnership agreement are satisfied, our general partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. Our shareholders are not entitled to dissenters’ rights or appraisal rights (and, therefore, will not be entitled to demand payment of a fair price for their shares) under our partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Termination or Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

(1)	the election of our general partner to dissolve us, if approved by a majority of our outstanding shares;

(2)	there being no holders of partnership interests, unless we are continued without dissolution in accordance with applicable Delaware law;

(3)	the entry of a decree of judicial dissolution of us; or

(4)	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal of our general partner following approval and admission of a successor.

Upon the withdrawal or removal of our general partner, notice thereof, or a dissolution under clause (4) above, the holders of a majority of our outstanding shares may elect, within 90 or 180 days, depending on the circumstances leading to such withdrawal, removal or dissolution, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the settlement of or creation of a reserve for contingent liabilities; and

•	then, to all holders of Class A shares in accordance with their pro-rata interest in Class A shares.

If the liquidator determines that a sale would be impractical or would cause a loss to our partners, it may defer liquidation of our assets for a reasonable period of time or distribute assets, in whole or in part, in kind.

Withdrawal or Removal of the General Partner

Our general partner may withdraw as general partner in compliance with our partnership agreement after giving 90 days’ advance notice to our shareholders, and that withdrawal will not constitute a breach of our partnership agreement.

Upon notice of the voluntary withdrawal of our general partner, the holders of a majority of our outstanding shares may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated; provided, however, that within 90 days after that withdrawal, the holders of a majority of the outstanding shares may elect to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of a majority of the outstanding shares, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner. Please read “—Termination or Dissolution” above.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of our outstanding shares, including shares held by our general partner, the Exchange Right Holders and their respective affiliates, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding shares. The ownership of more than 20% of our outstanding shares by any person or group would give such persons the practical ability to prevent our general partner’s removal. The Exchange Right Holders currently own substantially more than 20% of our outstanding shares.

In addition, we will be required to reimburse any departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Interest

Our general partner may transfer all or any of its general partner interest in us without obtaining approval of any shareholder. As a condition of this transfer, the transferee must assume the rights and duties of the general partner to whose interest that transferee has succeeded, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability.

Change of Management Provision

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our general partner as general partner or otherwise change management. If any person or group other than our general partner, its permitted transferees or its affiliates acquires beneficial ownership of 20% or more of any class of our shares, that person or group loses voting rights on all of its shares. This loss of voting rights does not apply to (i) any person or group that acquires the shares directly from us, our general partner or any of our general partner’s affiliates, (ii) any transferees that acquired the shares from a person or group described in clause (i), or (iii) any person or group that acquires 20% of any class of shares with the prior approval of the board of directors of our general partner.

Limited Call Right

If at any time more than 80% of our outstanding shares (including Class A shares issuable upon the exchange of Class B shares and including any other additional limited partner interests we may issue in the future) are owned by our general partner or its affiliates, our general partner will have the right (which it may assign in whole or in part to us or any of its affiliates), but not the obligation, to acquire all, but not less than all, of the remaining shares of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

•	the highest price paid by our general partner and its affiliates for any shares of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those shares; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The tax consequences to a shareholder of the exercise of this call right are the same as a sale by that shareholder of his shares in the market. Please read “Material U.S. Federal Income Tax Consequences.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of shares then outstanding, shareholders on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. The only matters for which approvals may be solicited will be those matters submitted by our general partner’s board of directors. Our shareholders will not be able to submit matters for consideration at any meeting of our shareholders. Class A shares and Class B shares that are owned by non-citizen assignees will be voted by our general partner on behalf of non-citizen assignees and our general partner will distribute the votes on those shares in the same ratios as the votes of limited partners on other shares are cast. Our general partner does not anticipate that any meeting of shareholders will be called in the foreseeable future. Our shareholders will not be entitled to act by written consent. Meetings of the shareholders may be called by our general partner or by a group of shareholders collectively owning at least 20% of the outstanding shares. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding shares, represented in person or by proxy, will constitute a quorum unless any action by the shareholders requires approval by holders of a greater percentage of the shares, in which case the quorum will be the greater percentage.

Each record holder of a share has a vote according to his percentage interest in us, although additional partnership interests having special voting rights could be issued. Please read “—Issuance of Additional Securities” above. However, if at any time any person or group, other than our general partner, its permitted transferees or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. For more information on persons and groups to which this loss of voting rights does not apply, please read “—Change of Management Provision” above. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of shares under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of shares in accordance with our partnership agreement, each transferee of shares shall be admitted as a limited partner with respect to the shares transferred when such transfer and admission is reflected in our books and records. Except as described under “—Limited Liability” above, the shares will be fully paid, and shareholders will not be required to make additional contributions.

Redemption of Ineligible Holders

In order to avoid a substantial risk of cancellation or forfeiture of any property in which we, TEP or any of each of our or TEP’s respective subsidiaries has an interest as the result of any federal, state or local law or regulation concerning the nationality, citizenship or other related status of any of our shareholders, our general partner may at any time request our shareholders to certify as to, or provide other information with respect to, their nationality, citizenship or other related status.

The certifications as to taxpayer status and nationality, citizenship or other related status can be changed in any manner our general partner determines is necessary or appropriate to implement its original purpose.

If a TGE shareholder fails to furnish the certification or other requested information within 30 days of such request or if our general partner determines, with the advice of counsel, upon review of such certification or other information that a TGE shareholder does not meet the status set forth in the certification, we will have the right to redeem all of the Class A shares and/or Class B shares held by such TGE shareholder (other than affiliates of our general partner) at the market price as of the date three days before the date the notice of redemption is mailed.

The purchase price will be paid in cash or by delivery of a promissory note, as determined by our general partner. Any such promissory note will bear interest at the rate of 5.0% annually and be payable in three equal annual installments of principal and accrued interest, commencing one year after the redemption date. Further, the Class A Shares and/or Class B Shares subject to redemption will not be entitled to any allocations of income or loss, distributions or voting rights while held by such TGE shareholders.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of our general partner or any departing general partner;

•	any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of us and our subsidiaries (other than TEP and its subsidiaries), our general partner or any departing general partner or any affiliate of us and our subsidiaries (other than TEP and its subsidiaries), our general partner, or any departing general partner;

•	any person who is or was serving at the request of our general partner or any departing general partner or any affiliate of our general partner or any departing general partner as a manager, managing member, general partner, director, officer, fiduciary or trustee of another person owing a fiduciary duty to us and our subsidiaries (other than TEP and its subsidiaries); or

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable it to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

The omnibus agreement entered into among us, our general partner, Tallgrass Equity and Holdings requires Tallgrass Equity to reimburse Holdings, and its respective affiliates for all direct and indirect expenses it makes (i) on our behalf (ii) on behalf of our general partner, or (iii) for any other purposes related to our business and activities or those our general partner, including the costs of employee and director compensation and benefits as well as the cost of the provision of certain corporation, general and administrative services, in each case, to the extent properly allocable to us. Any direct expenses associated with being a publicly traded entity will be borne by Tallgrass Equity. Neither our partnership agreement nor our omnibus agreement limits the amount of expenses for which our general partner, Holdings and their respective affiliates may be reimbursed by Tallgrass Equity. All reimbursements to our general partner, Holdings and their respective affiliates by Tallgrass Equity will proportionally reduce cash distributions by Tallgrass Equity to its members, which in turn will reduce the amount of cash we distribute to our shareholders.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For fiscal reporting and tax reporting purposes, our year ends on December 31 each year.

We will furnish or make available to record holders of shares, within 115 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 60 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder; and

•	copies of our partnership agreement, our certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, our limited partners and other persons who acquire interests in us do not have rights to receive information from us or any of the persons we indemnify as described under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our general partner believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

PROVISIONS OF OUR PARTNERSHIP AGREEMENT RELATING TO CASH DISTRIBUTIONS

Our Cash Distribution Policy

Our partnership agreement requires that, within 55 days after the end of each quarter, we distribute our available cash to Class A shareholders of record on the applicable record date.

Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash and cash equivalents on hand at the date of determination of available cash for the distribution in respect of such calendar quarter (including distributions received from Tallgrass Equity in respect of such quarter), less the amount of cash reserves established by our general partner, which will not be subject to a cap, to:

•	comply with applicable law;

•	comply with any agreement binding upon us or our subsidiaries (exclusive of TEP and its subsidiaries);

•	provide for future capital expenditures, debt service and other credit needs as well as any federal, state, provincial or other income tax that may affect us in the future;

•	permit us to pay a ratable amount to Tallgrass Equity as necessary to permit Tallgrass Equity to make capital contributions to TEP GP for it to maintain or attain up to a 2.0% general partner interest in TEP upon the issuance of additional partnership securities by TEP; or

•	otherwise provide for the proper conduct of our business, including with respect to the matters described under “Description of Our Partnership Agreement”

Our available cash also includes cash on hand resulting from borrowings made after the end of the quarter. The holders of Class B shares are not entitled to distributions.

Our Sources of Available Cash

As of July 2, 2018, our sole cash-generating asset is an approximate 54.78% membership interest in Tallgrass Equity. Therefore, our cash flow and resulting ability to make distributions will be completely dependent upon the ability of Tallgrass Equity to make distributions.

The actual amounts of cash that Tallgrass Equity will have available for distribution will primarily depend on the amounts of cash we generate from our operations. For a description of factors that may impact our results, please read “Forward-Looking Statements.”

In addition, the actual amounts of cash that we and Tallgrass Equity will have available for distribution will depend on other factors, some of which are beyond Tallgrass Equity’s or our control, including:

•	the level of revenue we are able to generate from our business;

•	the level of capital expenditures we make;

•	the level of our operating, maintenance and general and administrative expenses or related obligations;

•	the cost of acquisitions, if any;

•	our debt service requirements and other liabilities;

•	our working capital needs;

•	restrictions on distributions contained in our debt agreements and any future debt agreements;

•	our ability to borrow under any revolving credit agreements to make distributions; and

•	the amount, if any, of cash reserves we establish, in our sole discretion, for the proper conduct of our business.

General Partner Interest

Our general partner is not entitled to receive distributions on its general partner interest.

Distributions of Cash upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the holders of our Class A shares in accordance with their respective pro-rata interests in Class A shares.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences related to the purchase, ownership and disposition of our Class A shares by a shareholder that holds our Class A shares as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

This summary does not address all aspects of U.S. federal income taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal estate or gift tax laws. In addition, except as expressly described in this summary, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	dealers or brokers in stocks or securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	S corporations (or investors in S corporations);

•	persons that hold or are deemed to sell our Class A shares as a result of a constructive sale;

•	persons that acquired our Class A shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States;

•	real estate investment trusts, regulated investment companies or mutual funds;

•	persons that hold our Class A shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction;

•	persons that hold in excess of 5% of our Class A shares; and

•	persons that hold Class A shares other than as a capital asset.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our Class A shares to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our Class A shares by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A SHARES ARISING UNDER THE U.S. FEDERAL ESTATE AND GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Opinion of Counsel

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, constitute the opinion of Baker Botts L.L.P. (“Counsel”).

In providing this opinion, Counsel has examined and is relying upon the truth and accuracy at all relevant times of this prospectus, the registration statement of which this prospectus forms a part, representations made by us and such other records and documents as in Counsel’s judgment are necessary or appropriate to enable Counsel to provide this opinion. Counsel has not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

This opinion is based upon Counsel’s interpretation of the Code, its regulations, court decisions, published positions of the IRS and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect. This opinion is rendered as of the date of this prospectus, and Counsel assumes no obligation to advise us or you of any change in fact, circumstances or law which may alter, affect or modify this opinion. This opinion is not binding on the IRS or a court, and no ruling has been obtained from the IRS regarding any of the matters addressed in this opinion. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the matters addressed in this opinion.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. Thus, we are obligated to pay U.S. federal income tax on our net taxable income, and distributions on our Class A shares will be treated as distributions on corporate stock for federal income tax purposes. Currently, the corporate U.S. federal income tax rate is 21%. In addition, no Schedule K-1s will be issued with respect to the Class A shares, but instead holders of Class A shares will receive a Form 1099 from us with respect to distributions received on the Class A shares.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are U.S. holders. You are a U.S. holder for purposes of this discussion if you are a beneficial owner of our Class A shares and you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

Distributions with respect to our Class A shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our Class A shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such Class A shares, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such Class A shares for more than one year as of the time of the distribution. Subject to the discussion below under “—3.8% Tax on Unearned Income,” non-corporate holders that receive distributions on our Class A shares that are treated as dividends for U.S. federal income tax purposes generally would be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met. U.S. corporate holders of our Class A shares that receive a distribution from us treated as a dividend for U.S. federal income tax purposes may be eligible for the corporate dividends-received deduction (subject to certain limitations, including limitations on the aggregate amount of the deduction that may be claimed and limitations based on the holding period of the Class A shares on which the dividends were paid, which holding period may be reduced if the holder engages in risk reduction transactions with respect to its Class A shares).

Prospective investors in our Class A shares are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our Class A shares that do not qualify as dividends for U.S. federal income tax purposes, including, in the case of prospective corporate investors, the inability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Class A Shares

A U.S. holder generally will recognize capital gain or loss on a sale, an exchange, certain redemptions, or other taxable dispositions of our Class A shares equal to the difference, if any, between the amount realized upon the disposition of such Class A shares and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Investment by Tax-Exempt Investors and Regulated Investment Companies

A tax-exempt investor will not have unrelated business taxable income attributable to its ownership of Class A shares or to its sale, exchange or other disposition of Class A shares unless its ownership of Class A shares is debt-financed. In general, Class A shares would be debt-financed if the tax-exempt investor incurs debt to acquire Class A shares or otherwise incurs or maintains a debt that would not have been incurred or maintained if those Class A shares had not been acquired.

Distributions that constitute dividends with respect to the Class A shares will result in income that is qualifying income for a regulated investment company or a mutual fund. Furthermore, any gain from the sale, exchange or other disposition of the Class A shares will constitute gain from the sale, exchange or other disposition of stock or securities and will also result in income that is qualifying income for a regulated investment company. Finally, the Class A shares will constitute qualifying assets to regulated investment companies, which generally must own at least 50% in qualifying assets and not more than 25% in certain nonqualifying assets at the end of each quarter, provided such regulated investment companies do not violate certain percentage ownership limitations with respect to the Class A shares.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our Class A shares and the proceeds from a disposition of our Class A shares. U.S. holders may be subject to backup withholding on distributions with respect to our Class A shares and on the proceeds of a disposition of our Class A shares unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our Class A shares who are non-U.S. holders. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our Class A shares that is neither a partnership nor a U.S. holder as defined above.

Distributions

Generally, a distribution treated as a dividend paid to a non-U.S. holder on our Class A shares will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its Class A shares (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its Class A shares will be treated as gain from the sale of such shares and will have the tax consequences described below under “—Gain on Disposition of Class A Shares.” The rules applicable to distributions by “USRPHCs” (as defined below) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 15% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other appropriate or successor form) certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our Class A shares, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or other appropriate or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Class A Shares

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Class A shares unless:

•	the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•	our Class A shares constitute a U.S. real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to United States persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our Class A shares are “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our Class A shares as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the Class A shares, more than 5% of our Class A shares. If our Class A shares were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our Class A shares, and a 15% withholding tax would apply to the gross proceeds from the sale of our Class A shares by such non-U.S. holder.

Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our Class A shares.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a United States person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our Class A shares effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our Class A shares effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our Class A shares effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Additional Withholding Requirements under Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, and the Treasury regulations and administrative guidance issued thereunder (“FATCA”) imposes a 30% withholding tax on certain payments on our Class A Shares and on gross proceeds from a disposition of our Class A Shares in each case if not treated as effectively connected with a U.S. trade or business and paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Payments subject to withholding tax under FATCA generally include non-effectively connected dividends paid on Class A shares and non-effectively connected gross proceeds from sales or other dispositions occurring after December 31, 2018 of such Class A shares. Holders are encouraged to consult their tax advisors regarding the possible implications of FATCA.

3.8% Tax on Unearned Income

Certain holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our Class A shares. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. You are urged to consult your own tax advisors regarding the application of this additional Medicare tax to your particular circumstances.

INVESTORS CONSIDERING THE PURCHASE OF OUR CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

INVESTMENT IN US BY EMPLOYEE BENEFIT PLANS

An investment in our Class A shares by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Internal Revenue Code, which we refer to collectively as the Similar Laws. For these purposes, the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts, or the IRAs, established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(l)(B) of ERISA and any applicable Similar Law;

•	whether in making the investment, the plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any applicable Similar Law;

•	whether in making the investment, the plan will be considered to hold as plan assets, (1) only the investment in our Class A shares or (2) and undivided interest in our underlying assets; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our Class A shares is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan or an IRA accountholder that is considering an investment in our Class A shares should consider whether the entity’s purchase or ownership of such Class A shares would or could result in the occurrence of such a prohibited transaction.

In addition to considering whether the purchase of Class A shares is or could result in a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our Class A shares, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its fiduciary standard and prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these rules, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company”; i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding some interests held by our general partner, its affiliates, and some other persons, is held by (1) employee benefit plans subject to the fiduciary responsibility provisions of ERISA, (2) plans to which the prohibited transaction rules of Section 4975 of the Internal Revenue Code apply, and (3) entities whose underlying assets include plan assets by reason of a plan’s investment in such entity.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements of the first and second bullets above.

The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Internal Revue Code and applicable Similar Laws is general in nature and is not intended to be all inclusive, nor should it be construed as legal advice. Plan fiduciaries contemplating a purchase of Class A shares should consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and other Similar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We or selling security holders may sell the securities being offered hereby in and outside the U.S. through the methods described below or by any other method permitted pursuant to applicable law, including through a combination of methods.

The prospectus supplement will set forth any required information such as the terms of the offering, the method of distribution and the following:

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us or the selling security holders;

•	the net proceeds to us or the selling security holders from the sale of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us or the selling security holders;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents;

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed; and

•	any additional or different material U.S. federal income tax considerations relating to the purchase, ownership or disposition of such securities.

Sale Through Underwriters or Dealers

If we or selling security holders use one or more underwriters in the sale of securities, we, and where applicable, selling security holders, will execute an underwriting agreement with the underwriter at the time of sale and will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of securities to the public. The underwriters will acquire the securities for their own account, and the underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The obligations of the underwriters to purchase the securities may be subject to conditions, and any underwritten offering may be on a firm commitment basis. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we or selling security holders use dealers in the sale of securities, we or selling security holders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act, with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers, information about any compensation paid to the dealers and the terms of the transaction.

Sales Through Agents

We or selling security holders may also sell the securities through agents we may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Class A shares included in this prospectus, or to sell such Class A shares in ordinary brokerage transactions, on our or selling security holders’ behalf. If required, the name of any agent involved in the offer or sale of the offered securities and any commissions payable by us or selling security holders to the agent will be included in the applicable prospectus supplement. Unless stated otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Direct Sales

We or selling security holders may sell the securities directly. In that event, no underwriters or agents would be involved. We or selling security holders may use electronic media, including the Internet, to sell offered securities directly.

Delayed Delivery or Forward Contracts

If we so indicate in the prospectus supplement, we or selling security holders may authorize agents, underwriters or dealers to solicit offers to purchase securities from us or selling security holders at the public offering price set forth in the applicable prospectus supplement under delayed delivery or forward contracts. These contracts would provide for payment and delivery on a specified date in the future at prices determined as described in the prospectus supplement.

Remarketing

We or selling security holders may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise by one or more remarketing firms acting as principals for their own accounts or as our or selling security holders’ agents. The name of any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm will be included in the prospectus supplement as required. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We or selling security holders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or selling security holders or borrowed from us, selling security holders or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us or selling security holders in settlement of those derivatives to close out any related open borrowings of stock. The third parties in these sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we or selling security holders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

General Information

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us or selling security holders in the form of underwriting discounts or commissions and may also receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. We will provide in the applicable prospectus supplement any required information regarding any underwriting discounts or other compensation that we or selling security holders pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers.

We, and where applicable, selling security holders, may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make because of those liabilities. Agents, dealers and underwriters, or their affiliates or associates, may be customers of, engage in transactions with or perform services for us or the selling security holders in the ordinary course of their businesses.

Other than the Class A shares, which are listed on the New York Stock Exchange, each series of offered securities will have no established trading market. We may elect to list any series of offered securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of offered securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of, or the trading market for, any of our offered securities.

In connection with an offering, certain persons participating in the offering may make a market in the securities or engage in transactions that stabilize, maintain or otherwise affect the market price of the offered securities. This may include, among other transactions, over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we or selling security holders sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over- allotment option. As a result, the price of the securities may be higher than the price that might otherwise prevail in the open market. If these activities are commenced, these transactions may be discontinued at any time.

A prospectus and any applicable accompanying prospectus supplement in electronic form may be made available on the websites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

Certain of the underwriters and their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

Because FINRA views our Class A shares as interests in a direct participation program, any offering of Class A shares pursuant to this registration statement will be made in compliance with FINRA Rule 2310.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered may be set forth in any applicable accompanying prospectus supplement.

Sales by Selling Security Holders

Selling security holders may use this prospectus in connection with resales of securities they hold as described in the applicable prospectus supplement. Among other things, the applicable prospectus supplement will identify the selling security holders, the terms of the securities and any material relationships we have with the selling security holders. Selling security holders may be deemed to be underwriters under the Securities Act in connection with the securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise provided in a prospectus supplement, the selling security holders will receive all the proceeds from the sale of the securities.

LEGAL MATTERS

In connection with particular offerings of the securities offered in this prospectus in the future, and if stated in any applicable prospectus supplements, the validity of the issuance of certain of the securities and certain other legal matters will be passed upon for us by Baker Botts L.L.P., Austin, Texas. Baker Botts L.L.P. will also render an opinion on the material U.S. federal income tax consequences regarding the securities. If certain legal matters in connection with an offering of the securities made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report (which contains an explanatory paragraph due to the exclusion of certain elements of the internal control over financial reporting of Terminals, the Douglas Gathering System, and Deeprock Development which were acquired by the registrant during 2017) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements incorporated in this prospectus by reference to the audited historical financial statements of Rockies Express Pipeline LLC included in Tallgrass Energy, LP’s Annual Report on Form 10-K dated February 13, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s website at http://www.sec.gov. We also make available free of charge on our website at www.tallgrassenergy.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below, any documents we may file pursuant to the Exchange Act after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC) from the date of this prospectus until we have sold all of the securities to which this prospectus relates or each offering under this prospectus is otherwise terminated:

•	our annual report on Form 10-K for the year ended December 31, 2017;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2018;

•	our current reports on Form 8-K filed on February 7, 2018 (as amended on March 22, 2018), March 27, 2018, June 14, 2018, and July 2, 2018 (to the extent filed and not furnished);

•	the following information in our Registration Statement on Form S-4 (File No. 333-224050) filed on March 30, 2018, as amended on May 4, 2018: “Selected Unaudited Pro Forma Condensed Combined Financial Information” and “Unaudited Comparative and Pro Forma Per Share/Unit Information” (appearing on pages 18-20), and “Unaudited Tallgrass Energy GP, LP Pro Forma Condensed Combined Financial Statements” (appearing on pages F-1 through F-6); and

•	the description of our Class A shares in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on April 29, 2015.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.tallgrassenergy.com, or by writing or calling us at the following address:

Tallgrass Energy, LP

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

Attention: Investor Relations

Telephone: (913) 928-6060

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

Securities and Exchange Commission Registration Fee	$	*
Legal Fees and Expenses		**
Accounting Fees and Expenses		**
Printing Expenses		**
Miscellaneous		**

TOTAL	$	**

*	The registrant is deferring payment of the registration fee in reliance on Rule 456(b) and 457(r) under the Securities Act of 1933.
**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15.	Indemnification of Directors and Officers.

Tallgrass Energy, LP

Subject to any terms, conditions or restrictions set forth in our partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. The section of the prospectus entitled “Description of Our Partnership Agreement—Indemnification” discloses that we will generally indemnify officers, directors and affiliates of our general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by reference.

Tallgrass Energy GP, LLC

Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the limited liability agreement of our general partner, in most circumstances, our general partner will indemnify the following persons, to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings (whether civil, criminal, administrative or investigative):

•	any person who is or was an affiliate of our general partner (other than us and our subsidiaries);

•	any person who is or was a member, partner, officer, director, employee, agent or trustee of our general partner or any affiliate of our general partner;

•	any person who is or was serving at the request of our general partner or any affiliate of our general partner as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; and

•	any person designated by our general partner.

Our general partner purchased insurance covering its officers and directors against liabilities asserted and expenses incurred in connection with their activities as officers and directors of our general partner or any of its direct or indirect subsidiaries.

Item 16.	Exhibits.

(a) Exhibits. The following documents are filed as exhibits to this Registration Statement:

1.1*	Form of Underwriting Agreement.

3.1	Certificate of Limited Partnership of Tallgrass Energy GP, LP, dated February 10, 2015 (incorporated by reference to Exhibit 3.1 to Tallgrass Energy GP, LP’s Registration Statement on Form S-1 filed February 24, 2015).

3.2	Certificate of Amendment to Certificate of Limited Partnership of Tallgrass Energy GP, LP, dated June 29, 2018 (now known as Tallgrass Energy, LP) (incorporated by reference to Exhibit 3.2 to Tallgrass Energy, LP’s Current Report on Form 8-K filed July 2, 2018).

3.3	Second Amended and Restated Limited Partnership Agreement of Tallgrass Energy, LP, dated July 1, 2018 (incorporated by reference to Exhibit 3.3 to Tallgrass Energy, LP’s Current Report on Form 8-K filed July 2, 2018).

3.4	Certificate of Formation of TEGP Management, LLC, dated February 10, 2015 (incorporated by reference to Exhibit 3.3 to Tallgrass Energy GP, LP’s Registration Statement on Form S-1 filed February 24, 2015).

3.5	Certificate of Amendment to Limited Liability Company Certificate of Formation of TEGP Management, LLC, dated June 29, 2018 (now known as Tallgrass Energy GP, LLC) (incorporated by reference to Exhibit 3.1 to Tallgrass Energy, LP’s Current Report on Form 8-K filed July 2, 2018).

3.6	Second Amended and Restated Limited Liability Company Agreement of Tallgrass Energy GP, LLC, dated July 1, 2018 (incorporated by reference to Exhibit 3.4 to Tallgrass Energy, LP’s Current Report on Form 8-K filed July 2, 2018).

3.7	Certificate of Formation of Tallgrass GP Holdings, LLC, dated March 28, 2013 (now known as Tallgrass Equity, LLC) (incorporated by reference to Exhibit 3.5 to Tallgrass Energy GP, LP’s Registration Statement on Form S-1 filed February 24, 2015).

3.8	Certificate of Amendment to Certificate of Formation of Tallgrass GP Holdings, LLC, dated February 20, 2015 (now known as Tallgrass Equity, LLC) (incorporated by reference to Exhibit 3.6 to Tallgrass Energy GP, LP’s Registration Statement on Form S-1 filed February 24, 2015).

3.9	Second Amended and Restated Limited Liability Company Agreement of Tallgrass Equity, LLC, dated May 12, 2015 (incorporated by reference to Exhibit 3.7 to Tallgrass Energy GP, LP’s Quarterly Report on Form 10-Q filed on June 18, 2015).

4.1	Specimen certificate representing Class A shares (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A filed April 17, 2015).

4.2	Registration Rights Agreement dated May 12, 2015, by and among Tallgrass Energy GP, LP and the other parties signatory thereto (incorporated by reference to Exhibit 4.2 to the Quarterly Report on Form 10-Q filed June 18, 2015).

4.3	Indenture, dated September 1, 2016, among Tallgrass Energy Partners, LP, Tallgrass Energy Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee. (incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 1, 2016).

4.4	Form of 5.50% Senior Note (included as Exhibit A in Exhibit 4.1 which is incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 1, 2016).

4.5	Indenture, dated September 15, 2017, among Tallgrass Energy Partners, LP, Tallgrass Energy Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee. (incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 15, 2017).

4.6	Form of 5.50% Senior Note (included as Exhibit A in Exhibit 4.1 which is incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 15, 2017).

5.1†	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.

8.1†	Opinion of Baker Botts L.L.P. relating to tax matters.

12.1	Computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to the Form S-3 filed June 1, 2018).

23.1†	Consent of PricewaterhouseCoopers LLP.

23.2†	Consent of PricewaterhouseCoopers LLP.

23.3†	Consent of Baker Botts L.L.P. (contained in Exhibits 5.1 and 8.1).

24.1†	Power of Attorney (included on the signature page hereof).

*	To be filed as an exhibit to a current report on Form 8-K of the registrant.
†	Filed herewith.

Item 17.	Undertakings.

I. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II. That, for the purpose of determining liability under the Securities Act to any purchaser:

(a) Each prospectus filed by the registrants pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

III. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

IV. Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

V. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

VI. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act of 1939, as amended (the “Act”), in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on July 6, 2018.

TALLGRASS ENERGY, LP

By:	Tallgrass Energy GP, LLC,
its General Partner

	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David G. Dehaemers, Jr., Christopher R. Jones and Gary J. Brauchle, and each of them, any of whom may act without the joinder of the other, as his lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits hereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Act of 1933 with the SEC, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David G. Dehaemers, Jr. David G. Dehaemers, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)	July 6, 2018

/s/ Gary J. Brauchle Gary J. Brauchle	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 6, 2018

/s/ Gary D. Watkins Gary D. Watkins	Vice President and Chief Accounting Officer (Principal Accounting Officer)	July 6, 2018

/s/ Frank J. Loverro Frank J. Loverro	Director	July 6, 2018

/s/ Stanley de J. Osborne Stanley de J. Osborne	Director	July 6, 2018

/s/ Jeffrey A. Ball Jeffrey A. Ball	Director	July 6, 2018

/s/ John T. Raymond John T. Raymond	Director	July 6, 2018

/s/ William R. Moler William R. Moler	Director	July 6, 2018

/s/ Thomas A. Gerke Thomas A. Gerke	Director	July 6, 2018

/s/ W. Curtis Koutelas W. Curtis Koutelas	Director	July 6, 2018